Exhibit 99.1

Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper
(206) 777-8246
Thursday, July 12, 2012
FOR IMMEDIATE RELEASE

Washington Federal Reports Quarterly Net Income Increase of 16.7% to $35.2 Million

SEATTLE - Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced earnings of $35,163,000 or $.33 per diluted share for the quarter ended June 30, 2012, compared to $30,121,000 or $.27 per diluted share for the same period one year ago, a 16.7% increase. For the nine months ended June 30, 2012, earnings were $102,651,000 or $.96 per diluted share, compared to $80,475,000 or $.72 per diluted share for the nine months ended June 30, 2011, a 27.6% increase. The Company's ratio of tangible common equity to tangible assets was 12.69% at quarter end and continues to be among the best of large regional financial institutions in the U.S.
Chairman, President & CEO Roy M. Whitehead commented, “The quarter produced the ninth consecutive increase in quarterly earnings and the Company's best operating results since the beginning of the recession. Higher net income is attributed primarily to the material decline in expenses related to problem assets, which more than offset a decline in net interest income. Management and the Board expect further improvement in overall financial performance in the near term, but recognize the formidable challenges presented longer-term by extraordinarily low interest rates and muddled market conditions. Overall, it was another very solid quarter.”
Non-performing assets amounted to $278 million or 2.07% of total assets at quarter-end June 30, 2012, a $92 million or 24.8% decrease from the Company's September 30, 2011 fiscal year-end. Non-performing assets peaked at $606 million or 5.60% of total assets, on June 30, 2009 and have since decreased by $328 million or 54.0%. Specifically, non-performing loans decreased from $210 million at September 30, 2011, to $171 million as of June 30, 2012, a 18.6% decrease. Net loan charge-offs decreased from $24 million in the quarter ended June 30, 2011 to $16 million in the most recent quarter, a 31.0% decrease. Total loan delinquencies were 2.69% of total loans as of June 30, 2012, a decrease from the 3.43% at September 30, 2011. Delinquencies on single family mortgage loans, the largest component of the loan portfolio, declined during the quarter to 2.81% from 3.25% at September 30, 2011.
Real estate held for sale (REO) decreased from $160 million at September 30, 2011 to $107 million at quarter end, a $53 million or 33.2% decrease. The sale of 204 REO properties during the quarter represents a record high for the Company and resulted in a 17.6% gain over book value of the REO at the time of sale. Notably, for the first time in four years, the income statement line item for Gain (loss) on real estate acquired through foreclosure, net, switched from a loss position to a small gain.
Improving asset quality trends, such as lower delinquencies, lower balances of REO and non-performing loans and some improvement in housing prices in our primary markets are noted; however, high unemployment and slow overall economic growth continued throughout the Company's eight state territory. Consistent with these positive internal credit quality indicators and weak macro-economic conditions, the Company decreased its specific loan loss reserve and increased its general loan loss reserve. As of June 30, 2012, the general allowance totaled 1.53% of loans subject to the general allowance, an increase of nine basis points from the 1.44% as of September 30, 2011. The overall allowance (including the general and specific allowance) to loans decreased from 1.89% as of September 30, 2011 to 1.73% as of June 30, 2012.
Total assets increased by $24 million or 0.2% to $13.47 billion at June 30, 2012 from $13.44 billion at September 30, 2011. Specifically, loans and covered loans decreased by $400 million, which was partially offset by a $359 million increase in investment balances. As of June 30, 2012, the Company's investment portfolio had net unrealized gains of $102 million. During the nine months ended June 30, 2012, total non-covered loans outstanding decreased by $320 million from $7.94 billion to $7.62 billion as a result of increased loan prepayments stemming from low market interest rates available on 30 year fixed-rate mortgages. The pace of net loan runoff decreased in the 3rd quarter of the year compared to the first two quarters of fiscal 2012 despite record low 30 year mortgage rates as the Company was able to increase loan production. Total loan production for the quarter was $430 million, compared to $264 million in the March 2012 quarter, a 63% increase. Specifically, loan demand for business and commercial real estate loans was strong relative to prior periods.
During the nine months ended June 30, 2012, total deposits increased $17 million or .2%; however, the mix of deposits has improved toward lower cost transaction accounts. Transaction accounts have increased $206 million or 7.7% and time deposits have decreased $189 million or 3.1% as of June 30, 2012 compared to September 30, 2011. The period end weighted average rate on deposits decreased from 1.14% at September

30, 2011 to .95% at June 30, 2012.
During the quarter, the Company had an average balance of $901 million in cash and cash equivalents invested overnight at a yield of approximately 0.25%. The Company is maintaining higher than normal amounts of liquidity due to concern for potentially rising interest rates in the future. The period end spread decreased to 2.88% as of June 30, 2012 from 3.15% one year earlier as a result of lower asset yields.
Net interest income for the quarter was $97 million, a $10 million or 9.0% decrease from the same quarter one year ago caused by the lower asset yields. Net interest margin was 3.05% for the quarter, compared to 3.44% for the same quarter one year ago and 3.29% for the quarter ended March 31, 2012.
The provision for loan losses decreased from $21 million to $10 million, for the quarters ended June 30, 2011 and 2012, respectively. Net gain or loss on real estate acquired through foreclosure decreased by $9 million to a $1 million gain for the current quarter, compared to an $8 million loss the same quarter one year ago. Net loss on real estate acquired through foreclosure includes gains and losses on sales, ongoing maintenance expenses and any additional write-downs from lower valuations. Total credit costs, which include the provision for loan losses and net loss on real estate acquired, are shown in the table below for the last ten quarters.

Quarter Ended	Total Credit Costs	$ Change	% Change
($ in thousands)

3/31/2010	$80,058
6/30/2010	51,767	(28,291)	(35.3)%
9/30/2010	46,089	(5,678)	(11.0)
12/31/2010	36,553	(9,536)	(20.7)
3/31/2011	40,395	3,842	10.5
6/30/2011	29,171	(11,224)	(27.8)
9/30/2011	27,035	(2,136)	(7.3)
12/31/2011	21,779	(5,256)	(19.4)
3/31/2012	19,582	(2,197)	(10.1)
6/30/2012	9,221	(10,361)	(52.9)

The Company's efficiency ratio of 35.9% for the quarter increased from 31.0% for the same quarter last year due to the decline in interest income; however, it remains among the best in the industry. The current quarter produced a return on assets of 1.04%, while return on equity amounted to 7.33%.
On April 4, 2012, the Company and South Valley Bancorp, Inc. (“South Valley”) announced the signing of a definitive merger agreement. The merger agreement calls for the merger of South Valley with and into the Company, followed by the merger of South Valley's wholly owned subsidiary, South Valley Bank & Trust, into the Company's wholly owned subsidiary, Washington Federal. Under the terms of the definitive merger agreement, each outstanding share of South Valley common stock will be converted into the right to receive: (i) 0.2962 of a share of the Company's common stock, (ii) a contingent cash payment equal to the pro rata portion of an earn out from the net proceeds collected from a pool of specified assets of South Valley with a value of approximately $39 million as of March 31, 2012, and (iii) a contingent cash payment equal to the pro rata portion of the net proceeds, if any, received by South Valley from the sale of its trust business and/or wealth management business prior to the closing of the merger. As of the date of the merger agreement, the aggregate value of the stock portion of the merger consideration was approximately $34 million. After consummation of the merger, the combined Company will have 189 offices in eight western states with total assets of approximately $14.4 billion and total deposits of approximately $9.6 billion, based on financial results as of March 31, 2012. The merger is expected to close in the third calendar quarter of 2012, pending the receipt of all requisite regulatory approvals and the satisfaction of other customary closing conditions. On June 28, 2012, the shareholders of South Valley approved the merger transaction, with over 82% of the outstanding shares of South Valley common stock voting in favor of the merger.
On June 22, 2012, the Company completed the sale of its two branches located in El Paso, Texas and the approximately $19 million of deposits in that market. No loans were included in this sale.
On July 19, 2012, the Company will pay a cash dividend of $.08 per share to common stockholders of record on July 5, 2012. This will be the Company's 118th consecutive quarterly cash dividend. During the quarter the Company did not repurchase any shares of its common stock. For the fiscal year the Company has repurchased 2.2 million shares at weighted average price of $13.93. During the quarter the Company was limited in its ability to repurchase shares due to the pending transaction with South Valley. The Company has 6.9 million shares that remain authorized for repurchase.
About Washington Federal
Washington Federal, with headquarters in Seattle, Washington, has 165 offices in eight western states.
To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company's 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company's future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements include projections and estimates of loan demand, revenue growth, credit costs, levels of problem assets, earnings, interest rates, regulatory actions or other financial or business items; statements of management's plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements of this type speak only as of the date of this press release. The Company cautions against placing undue reliance on forward-looking statements, which reflect its good faith beliefs with respect to future events and are based on information currently available to it as of the date the forward-looking statement is made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the timing when, or by which, such performance or results will be achieved.
By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time, and actual performance or results, could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. The following important factors, in addition to those discussed or referenced in the Company's periodic reports filed with the Securities and Exchange Commission, may cause actual results to differ materially from those contemplated by any forward-looking statements: including, but not limited to, general economic conditions; legislative and regulatory changes, including without limitation the potential effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations to be promulgated thereunder; monetary fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; cost of funds; the level of success of the Company's asset/liability management strategies; demand for loan products; demand for financial services; competition; changes in the quality or composition of the Company's loan and investment portfolios; adequacy of the reserve for loan losses; the level of success in disposing of foreclosed real estate and reducing nonperforming assets; changes in accounting principles; policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees, including without limitation Washington Federal's ability to comply in a timely and satisfactory manner with the requirements of a memorandum of understanding entered into with the OCC.
Notice to South Valley Shareholders
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger transaction between the Company and South Valley, a registration statement on Form S-4 was filed with the SEC by the Company. The registration statement contained a proxy statement/prospectus that was distributed to the shareholders of South Valley in connection with their vote on the merger. SHAREHOLDERS OF SOUTH VALLEY ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WAS PART OF THE REGISTRATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus was mailed to shareholders of South Valley. Investors and security holders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by the Company will be available free of charge by accessing our website at www.washingtonfederal.com or by writing the Company at 425 Pike Street, Seattle, WA 98101, Attention: Investor Relations, or by writing South Valley at 803 Main Street, Klamath Falls, OR 97601, Attention: Corporate Secretary.

# # #

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	June 30, 2012	September 30, 2011
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$963,766	$816,002
Available-for-sale securities	3,626,115	3,255,144
Held-to-maturity securities	35,228	47,036
Loans receivable, net	7,616,205	7,935,877
Covered loans, net	302,681	382,183
Interest receivable	53,043	52,332
Premises and equipment, net	175,125	166,593
Real estate held for sale	107,457	159,829
Covered real estate held for sale	33,142	56,383
FDIC indemnification asset	97,380	101,634
FHLB stock	151,674	151,755
Intangible assets, net	256,431	256,271
Federal and state income taxes	2,514	—
Other assets	44,588	59,710
	$13,465,349	$13,440,749
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$2,868,442	$2,662,188
Time deposit accounts	5,814,739	6,003,715
	8,683,181	8,665,903
FHLB advances	1,957,146	1,962,066
Other borrowings	800,000	800,000
Advance payments by borrowers for taxes and insurance	24,313	39,548
Federal and State income taxes	—	1,535
Accrued expenses and other liabilities	67,428	65,164
	11,532,068	11,534,216
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 129,936,563 and 129,853,534 shares issued; 106,884,239 and 108,976,410 shares outstanding	129,937	129,854
Paid-in capital	1,585,797	1,582,843
Accumulated other comprehensive income, net of taxes	62,736	85,789
Treasury stock, at cost; 23,052,324 and 20,877,124 shares	(298,972)	(268,665)
Retained earnings	453,783	376,712
	1,933,281	1,906,533
	$13,465,349	$13,440,749

CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$18.09	$17.49
Tangible common stockholders' equity per share	15.69	15.14
Stockholders' equity to total assets	14.36%	14.18%
Tangible common stockholders' equity to tangible assets	12.69	12.52
Weighted average rates at period end
Loans and mortgage-backed securities	5.15%	5.43%
Combined loans, mortgage-backed securities and investment securities	4.57	4.97
Customer accounts	0.95	1.14
Borrowings	4.04	4.04
Combined cost of customer accounts and borrowings	1.69	1.84
Interest rate spread	2.88	3.13

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
	(In thousands, except per share data)
INTEREST INCOME
Loans & covered loans	$118,115	$127,736	$369,366	$394,286
Mortgage-backed securities	25,101	30,529	80,079	80,386
Investment securities and cash equivalents	2,168	3,266	6,446	10,988
	145,384	161,531	455,891	485,660
INTEREST EXPENSE
Customer accounts	20,903	27,581	66,868	89,765
FHLB advances and other borrowings	27,946	27,818	84,172	83,474
	48,849	55,399	151,040	173,239
Net interest income	96,535	106,132	304,851	312,421
Provision for loan losses	10,367	21,000	39,576	77,750
Net interest income after provision for loan losses	86,168	85,132	265,275	234,671
OTHER INCOME
Gain on sale of investments	—	—	—	8,147
Other	3,590	4,277	13,263	13,067
	3,590	4,277	13,263	21,214
OTHER EXPENSE
Compensation and benefits	19,281	18,471	58,141	54,018
Occupancy	3,952	3,628	11,977	10,780
FDIC insurance premiums	4,000	5,100	12,543	15,299
Other	8,730	6,975	24,479	21,677
	35,963	34,174	107,140	101,774
Gain (loss) on real estate acquired through foreclosure, net	1,146	(8,171)	(11,005)	(28,369)
Income before income taxes	54,941	47,064	160,393	125,742
Income tax provision	19,778	16,943	57,742	45,267
NET INCOME	$35,163	$30,121	$102,651	$80,475

PER SHARE DATA
Basic earnings	$0.33	$0.27	$0.96	$0.72
Diluted earnings	0.33	0.27	0.96	0.72
Cash dividends per share	0.08	0.06	0.24	0.18
Basic weighted average number of shares outstanding	106,877,112	111,158,254	107,308,948	111,962,708
Diluted weighted average number of shares outstanding, including dilutive stock options	106,926,755	111,248,177	107,347,668	112,043,350

PERFORMANCE RATIOS
Return on average assets	1.04%	0.90%	1.01%	0.80%
Return on average common equity	7.33	6.55	7.15	5.81